Exhibit 99.1

Houston American Energy Announces Operational Update on Cachirre #1 Well

Houston, Texas – June 28, 2012 – Houston American Energy Corp. (NYSE MKT: HUSA) today announced an operational update on the Cachirre #1 well.  The Cachirre #1 well was drilled to a total measured depth of 9,486 feet.  Upon completion of drilling the well and initial testing, Houston American Energy Corp. has made an election to commence testing the C-9 sand in the well.  Houston American Energy Corp. will test the C-9 sand on a “sole risk” basis, bearing the full cost of testing and the potential completion of the well.  If the well is successful, Houston American will have the right to all production from the well until it recoups 900% of its testing and completion cost.  Test results on the C-9 sand are expected to be available in approximately ten days and will be announced when available.

SK Innovation Co. Ltd. and Gulf United Energy Inc. have elected to cease testing the Cachirre #1 well and therefore would propose to abandon the well at this point in time.  Houston American Energy Corp. disagrees with this decision and believes the C-9 sand should be tested.  The other objective sands in the well have been deemed to be non productive by Houston American Energy.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp is an independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Colombia, Texas and Louisiana. Additional information can be accessed by reviewing our Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.

Forward-Looking Statements

Disclosures in this press release may contain forward-looking statements relating to anticipated or expected events, activities, trends or results.  Forward-looking statements, can be identified by the use of forward looking terminology such as "believes," "suggests," "expects," "may," "goal," "estimates," "should," "likelihood," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Such statements are made to provide the public with management’s current assessment of the Company’s business, and it should not be assumed that actual results will prove these statements to be correct. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Please carefully review our filings with the SEC as we have identified many risk factors that impact our business plan.